Exhibit 99.1
ILFC Announces Proposed Offering of Senior Notes due September 2015
(Century City, California – March 16, 2010) – International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), today announced its intention to offer, subject to market and other conditions, a benchmark offering of Senior Notes due September 2015 (the “Notes”) in a private placement to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
ILFC intends to use the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of existing indebtedness. The Notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Cautionary Statement Regarding Forward Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning ILFC’s intention to offer its Notes and the expected use of the proceeds of the sale of such Notes. These statements are based on current expectations of future events. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.